Exhibit 10-17

EMPLOYMENT AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 31, 2006 (the "Agreement"), by and among Energy East Corporation, a New York corporation (the "Company"), Energy East Management Corporation, a Delaware corporation ("EEMC"), and Wesley W. von Schack (the "Executive"), amends and restates that certain Employment Agreement dated as of May 19, 2000, as amended by Agreement dated as of August 1, 2001, as amended and restated by Agreement dated February 8, 2002, and as amended and restated by Agreement dated as of July 1, 2004 between the Company and the Executive.

          The Executive has reached retirement age under the terms of the Employment Agreement dated as of May 19, 2000, as amended by Agreement dated as of August 1, 2001, as amended and restated by Agreement dated February 8, 2002, and as amended and restated by Agreement dated as of July 1, 2004. The independent members of the Board of Directors of the Company (the "Board") and the Board of Directors of EEMC have determined that it is in the best interests of the Company and the shareholders that the Executive continue his employment as a member of the management of the Company and of EEMC.

          The Executive is willing to commit himself to serve the Company and EEMC, on the terms and conditions herein provided.

          In order to effect the foregoing, the Company, EEMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.     Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

          2.     Employment. EEMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and EEMC, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

          3.     Term of Agreement. The Term commenced on July 1, 2004 and ends on June 30, 2007, unless further extended as hereinafter provided. Commencing on July 1, 2007 and each July 1, thereafter, the Term of this Agreement shall automatically be extended for one (1) additional year unless, not later than the May 1, immediately preceding each such July 1, the Company (upon authorization by the Board) or the Executive shall have given notice not to extend this Agreement.

          4.     Position and Duties. The Executive shall serve as Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of EEMC and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Board. In addition, the Executive shall serve as Chairman of the NYSEG Board until removed or not re-elected. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries; provided, however, that the Executive may also serve on the boards of directors or trustees of other companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder, and are consistent with the Company's Corporate Governance Guidelines.

          5.      Compensation and Related Matters.

                  5.1     Base Salary. EEMC shall pay the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Nine Hundred Thousand Dollars ($900,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall conduct an annual review of the Executive's compensation.

                  Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company or EEMC hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of EEMC to pay the Executive's Base Salary hereunder.

                  5.2     Benefit and Incentive Plans. The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all "employee benefit plans" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")), all incentive compensation plans, and all employee benefit arrangements made available by the Company now or during the period of the Executive's employment hereunder to its executives and key management employees of its subsidiaries, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement. The Executive's participation in such plans and arrangements shall be on an appropriate level, as determined by the Board.

                  Notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, if the Executive's employment with the Company and EEMC terminates for any reason subsequent to July 1, 2004, there shall instead be paid to the Executive under Section 6 of the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) giving the Executive, for purposes of that plan, service credit for 40 years of service, (ii) deeming the Executive to be a "Key Person" as defined in, and for all purposes under, that plan and (iii) deeming the Executive's "highest three consecutive years of earnings within the last five years of employment" for purposes of that plan to be equal to the Executive's Base Salary at the rate in effect at the time his employment terminates plus the average of the highest three consecutive incentive compensation awards earned by the Executive within the last five years of employment under the AEIP (as hereinafter defined), or any successor annual executive incentive compensation plan.

                  The following provisions shall apply in determining the Executive's lump sum benefit payable under Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan):

(A)     The lump sum benefit under Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan) shall be determined by employing the annual rate of interest on 30-year Treasury securities in effect as of (i) December 31, 2003 (i.e. 5.07%), or (ii) the last day of the year preceding the year of distribution, whichever is lower.

(B)     The sum of (x) the lump sum the Executive is eligible to receive under any defined benefit plan adopted or sponsored by NYSEG, as determined pursuant to the terms of that plan, (y) the present value of any Social Security benefits which the Executive is eligible or expected to become eligible to receive (calculated by employing the interest rate set forth in paragraph A, above), and (z) the lump sum benefit under Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan) (calculated by employing the interest rate set forth in paragraph A, above) at the time of termination of employment shall be no less than the sum of the amounts described in (x), (y) and (z) that the Executive would have received had he retired on May 1, 2004.

(C)     Should the Executive die while an active employee of the Company, his estate will receive a lump sum amount under Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan) equal to the lump sum amount he would have received under the Company's Supplemental Executive Retirement Plan (or any successor plan) if he had retired from the Company on the day prior to his death (calculated by employing the interest rate set forth in paragraph A, above). This benefit shall be in lieu of any benefits that would otherwise be payable to the Executive's surviving spouse pursuant to Section 6 (B) of the Company's Supplemental Executive Retirement Plan (or any successor plan).

                  5.3     Expenses. Upon presentation of reasonably adequate documentation to EEMC, the Executive shall receive prompt reimbursement from EEMC for all reasonable and customary business expenses incurred by the Executive in accordance with EEMC policy in performing services hereunder. EEMC agrees to reimburse the Executive for any expenses he incurs in moving himself and his family from New York, NY to any state in the Northeast.

                  5.4     Vacation. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

                  5.5     Restricted Stock Plan. If the Executive is an active employee of the Company on the dates set forth on the schedule included as part of this Section 5.5, he will receive shares of restricted stock under the Company's Restricted Stock Plan (or any successor plan) as described in the schedule. The shares received by the Executive pursuant to this Section 5.5 will be governed by the terms of the Company's Restricted Stock Plan (or any successor plan), including but not limited to the vesting and transfer of such shares.

Date	Number of Shares
July 1, 2005 July 1, 2006 July 1, 2007 July 1, 2008 July 1, 2009	23,913 23,913 47,826 47,826 95,652

          6.      Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company and EEMC as a result of incapacity due to physical or mental illness, EEMC shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment. Subject to Section 8 and the second and third paragraphs of Section 5.2 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6, the Company and EEMC shall have no further obligations to the Executive under this Agreement.

          7.      Compensation Related to Termination. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive's Base Salary (to the Executive or in accordance with Section 13.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Subject to Sections 6 and 8 and the second and third paragraphs of Section 5.2 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 7, the Company and EEMC shall have no further obligations to the Executive under this Agreement.

          8.      Normal Post-Termination Payments Upon Termination of Employment. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Subject to the second and third paragraphs of Section 5.2 hereof, such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

          9.      Termination Procedures.

                  9.1     Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  9.2     Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          10.      Confidentiality, Noncompetition, and Nonsolicitation.

                  10.1     The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by the Company or any of its subsidiaries or affiliates and is not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of the Company or any of its subsidiaries or affiliates (each, an "EE Entity").

                  10.2     If, at any time prior to the end of the Term, the Executive terminates his own employment (and not in connection with his Disability, Retirement or death) or the Company terminates his employment with Cause, then for a twelve-month period immediately following his Date of Termination, the Executive shall not, except as permitted by the Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of any EE Entity, or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

                  10.3     If the Executive's employment is terminated for any reason, then for the twelve month period immediately following his Date of Termination the Executive shall not, except as permitted by the Company upon its previous written consent, solicit on his own behalf or on behalf of another person or entity any EE Entity employee for hire or retention as an employee, consultant, or service provider.

          11.      Successors; Binding Agreement.

                  11.1     In addition to any obligations imposed by law upon any successor to the Company or EEMC, the Company or EEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or EEMC, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or EEMC would be required to perform it if no such succession had taken place. Failure of the Company or EEMC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

                 11.2     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          12.      Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company and EEMC: Energy East Corporation Energy East Management Corporation One Commerce Plaza 99 Washington Street Albany, New York 12260 Attention: Vice-President-Human Resources

To the Executive: Wesley W. von Schack 217 Commercial Street Portland, Maine 04101

          13.      Miscellaneous.

                 13.1     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation the Employment Agreement between the Company and the Executive dated as of May 19, 2000, as amended by Agreement dated as of August 1, 2001, as amended and restated by Agreement dated February 8, 2002, and as amended and restated by Agreement dated as of July 1, 2004, is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, EEMC or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

                 13.2     References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of NYSEG and EEMC if maintained for the benefit of the Company's executives or employees of EEMC.

                 13.3     Notwithstanding any provision of this Agreement to the contrary, in the event EEMC does not make any payment required to be made by it under this Agreement, the Company shall be liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of EEMC under this Agreement.

          14.      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          15.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          16.      Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          17.      Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)     "AEIP" shall mean the Company's Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, before the Date of Termination.

(B)     "Base Salary" shall have the meaning stated in Section 5.1 hereof.

(C)     "Board" shall mean the independent members of the Board of Directors of the Company.

(D)     "Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company and EEMC (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(E)     "Company" shall mean Energy East Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(F)     "Date of Termination" shall have the meaning stated in Section 9.2 hereof.

(G)      "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company and EEMC for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(H)      "Executive" shall mean the individual named in the first paragraph of this Agreement.

(I)     "Notice of Termination" shall have the meaning stated in Section 9.1 hereof. "NYSEG" shall mean New York State Electric & Gas Corporation.

(J)     "NYSEG Board" shall mean the Board of Directors of NYSEG.

(K)     "Retirement" shall be deemed the reason for the termination by the Company or the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive. For purposes of this Agreement, termination by the Company without Cause shall not constitute Retirement.

(L)     "Term" shall have the meaning stated in Section 3 hereof.

          18.      Compliance with Internal Revenue Code 409A. The parties agree that all payments made to the Executive under this Agreement or any of the Company's benefit plans are intended to be made in order to avoid the application of excise tax, penalties and interest under Section 409A of the Internal Revenue Code. The Company is authorized to adjust the timing of any payment (by delaying such payment a minimum of six (6) months) to avoid the application of such excise tax, penalties and interest.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ENERGY EAST CORPORATION

By: /s/Robert D. Kump Robert D. Kump Vice-President - Chief Accounting Officer

By: /s/ Joseph J. Castiglia Joseph J. Castiglia Chairman, Energy East Corporation Compensation and Management Succession Committee, and Lead Director, Energy East Corporation

ENERGY EAST MANAGEMENT CORPORATION

By: /s/Richard R. Benson Richard R. Benson Vice President - Chief Administrative Officer

/s/Wesley W. von Schack Wesley W. von Schack